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                                                                     Exhibit 4.1


                               PURINA MILLS, INC.
                             1401 SOUTH HANLEY ROAD
                               ST. LOUIS, MO 63144

                                  May 29, 2001


Wells Fargo Bank Minnesota, N.A.
Corporate Trust Services
Sixth and Marquette, N9303-120
Minneapolis, MN   55479
Attention:  Cory Branden


                     Re: Amendment No. 2 to Rights Agreement
                         -----------------------------------

Ladies and Gentlemen:

                  Pursuant to Section 27 of the Rights Agreement, dated as of June 29, 2000, between Purina Mills, Inc. (the "Company"), and Wells Fargo Bank Minnesota, N.A. (f/k/a Norwest Bank Minnesota, N.A.), as rights agent, as amended on December 5, 2000 (as amended, the "Rights Agreement"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

         1. Section 1(l) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           (l) "FINAL EXPIRATION DATE" means (i) the second
                  anniversary of the Record Date or (ii) such later date as the Board of Directors of the Company, by resolution adopted prior to the second anniversary of the Record Date, may establish, but not later than the tenth anniversary of the Record Date.

         2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

         3. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

         4. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


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         5. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         6. This Amendment No. 2 to the Rights Agreement shall be effective as of the Close of Business on May 29, 2001, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         7. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.


                                      Very truly yours,

                                      PURINA MILLS, INC.


                                      By:
                                            ------------------------------------
                                            Name:    Brad J. Kerbs
                                            Title:   President and
                                                     Chief Executive Officer

Accepted and agreed to as of the
effective time specified above:

WELLS FARGO BANK MINNESOTA, N.A.


By:
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     Name:
     Title: